UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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MORGANS HOTEL GROUP CO.

(Name of Registrant as Specified in Its Charter)

OTK ASSOCIATES, LLC

JOHN DOUGHERTY

JASON TAUBMAN KALISMAN

MAHMOOD KHIMJI

JONATHAN LANGER

ANDREA OLSHAN

MICHAEL OLSHAN

ROBERT S. TAUBMAN

PARAG VORA

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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On June 5, 2013, OTK Associates issued the following press release:

LEADING PROXY ADVISORY FIRMS ISS AND GLASS LEWIS BOTH REJECT ENTIRETY

OF MORGANS HOTEL GROUP’S SLATE OF NOMINEES AND DEFINITIVELY

RECOMMEND VOTE FOR CHANGE ON OTK’s GOLD CARD

NEW YORK, June 5, 2013 – OTK Associates, LLC (“OTK”), the largest shareholder of Morgans Hotel Group Co. (“Morgans”) (Nasdaq: MHGC) with 13.9% of the outstanding common stock of the company, today announced that two leading proxy advisory services, Institutional Shareholder Services Inc. (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”) have both decisively advised Morgans’ stockholders to vote the GOLD proxy card. In separate reports issued on June 4, 2013, ISS recommends stockholders vote “FOR” Jason Kalisman, Mahmood Khimji and Jonathan Langer, while Glass Lewis recommends stockholders vote “FOR” John Dougherty, Jason Kalisman and Mahmood Khimji, for election to Morgans’ board of directors at the company’s upcoming annual meeting of stockholders on June 14, 2013. ISS and Glass Lewis were equally as decisive in recommending a “Do Not Vote” for each and every member of management’s slate.

“We are very pleased that both ISS and Glass Lewis recognize that change is urgently needed on the Morgans board,” said Michael Olshan, a founding member of OTK. “The company’s shameless tactics to entrench its board nominees and management, including its gross mischaracterization this morning of the definitive ISS and Glass Lewis recommendations, are proof positive that change to the full board is necessary. In particular, ISS and Glass Lewis did not recommend stockholders vote for a single Morgans nominee, or even grant them the benefit of a ‘withhold.’ This is yet another important and emphatic endorsement for our slate and a clear warning, by impartial third parties, of the danger inherent in reelecting the current board.”

Added Olshan, “While we’re appalled by management’s attempt today to mislead its own investors on the facts by trying to positively spin what was a total loss, we’re confident that Morgans stockholders recognize the significance of these two powerful endorsements. It is time for stockholders to demand the talent and transparency they have for so long been denied. Our seven nominees will immediately provide the board with the essential lodging industry expertise, capital markets experience and hotel operating acumen necessary to address Morgan’s bloated overhead and capital needs, and to appropriately evaluate any and all strategic alternatives in an unbiased, disinterested fashion. With stockholders’ continued support that work can begin June 14th.”

In recommending that stockholders elect three of OTK’s director nominees, ISS stated:

•

“There is evidence that past investment decisions and poor operating performance has extracted a huge economic toll on shareholders and has materially weakened the balance sheet. Morgans has meaningfully underperformed its peers and the index in both the near and longer terms. The underperformance has been persistent and most striking since March 2011—when the CEO was replaced and many other executive and managerial changes were announced. More concerning to shareholders, however, may be the potential detrimental effects of recent and overt signs of reputational damage to the company management and, ultimately, to its brands.”

•

“The courts comments on the deleveraging transaction “designed to and would, in fact, have the practical effect of discouraging participation by existing minority stockholders and maximizing the probability that the rights offering would give Yucaipa a path to effective control of the company,” at a minimum, highlight the board’s apparent failings in the transparency of the process, in particular the lack of disclosure of offer(s) to buy the company, or to adequately mitigate conflicts of interest that may have risen during negotiations with a holder of the company’s fulcrum securities, Yucaipa.”

•

“The fact that the Delaware Chancery found the board’s decision to move the board to potentially be a “breach of fiduciary duty” is unsettling, and is evidence of a lack of commitment to shareholders that bolsters the dissidents’ case for minority change. In addition to greater alignment to shareholders, the dissidents successfully articulate a need on the board for additional lodging and/or real estate experience and more disciplined execution on the asset light strategy, particularly as it pertains to compensation and governance practices.”

•

“Although the board’s recent announcement today, June 4, 2013, of its intention to explore strategic alternatives including a sale of the company, appear to be a step in the right direction and may ultimately be the best pathway for restoring shareholder value, the timing of the announcement appears reactionary, and may have been catalyzed by the proceedings initiated by OTK. As the DE court opinion stated (in its comments recording the board’s attempts to reset the record date):

“To my mind, this doesn’t change the taint. So if you act for a particular purpose, you have acted for the purpose. The fact that later you may think better of it or try to fix it, well, that obviously might work for your favor, but you don’t get to go back in time and change the reason you acted in the first place. It’s still true that you acted for the purpose that you acted at the time.”

•

“Given OTK slate’s intention (see press release on March 18, 2013) to “either grow the business and return the company to profitability or to appropriately evaluate and pursue strategic alternatives in a disinterested fashion,” is the same promise the board is now making to shareholders (just 10 days prior to the annual meeting), the overriding question for shareholders appears whether change is needed to restore alignment, provide additional oversight and to evaluate the company’s options for maximizing shareholder value given the board’s track record and the company’s underwhelming performance.”

In recommending that stockholders elect three of OTK’s director nominees, Glass Lewis stated:

•

“From a governance perspective, we have concerns regarding the current board’s structure, experience, relationships and actions which, in our view, do not always appear to be in the best interests of shareholders. Most recently, the board’s attempt to quickly push through the proposed deleveraging transaction and alter both the meeting date and record date of this year’s annual shareholder meeting seems like a clear attempt by the board to sway the outcome of the proxy contest by resetting the dates to a time when Yucaipa would have had a greater common equity stake in the Company. The Delaware Court reached the same conclusion when it ordered the Company to maintain the original meeting and record dates.”

•

“In this case, we believe the Dissident has identified areas of concern, both operationally and governance related, that have resulted in the destruction of shareholder value and, at times, the disregard of shareholder interests. We are concerned that the current control and stewardship of the Company largely reside with one investment firm, Yucaipa, and arguably one individual, Mr. Burkle.”

•

“Looking at the Company’s nominees, we note that four of its six nominees have no hotel management or lodging experience. Another nominee, the Company’s CEO, has only two years of experience since he was appointed Morgans’ CEO after his career in the investment advisory business, including at Yucaipa. While nominees with non-hotel experiences and skills can still contribute to the board, given the Company’s current state and past performance, we believe the injection of additional directors with lodging experience is needed.”

•

“In summary, Morgans has severely underperformed its peers from both a shareholder return and operational perspective. While all hotel management companies suffered from the global economic recession, many have rebounded during the last four years. Since employing a new “asset-light” strategy two years ago, Morgans has continued to bleed cash, endure persistent losses and suffer declines in revenue. In the first three months of 2013, the Company reported encouraging results that may indicate the Company is on the right track and gaining traction. But we remain concerned that without executives or directors with the appropriate level of relevant hotel and lodging experience, the Company will be unable to improve its performance and enhance value for shareholders.”

•

“Regardless of the result of the board’s pending strategic review, we remain severely concerned about the independence and actions of the board, which have not always aligned with shareholders’ interests. We’re pleased with some of the board’s recent governance improvements, including its commitment to terminate the poison pill and decision to re-evaluate alternatives, but many of the board’s actions appear reactionary and likely wouldn’t have occurred absence the Dissident’s campaign. We also note shareholders’ previous discontent with directors Burkle and Gault. While Mr. Gault would resign if the deleveraging transaction goes through, his replacement would be a partner at Yucaipa with no relevant lodging experience.”

•

“Thus, in our view, it doesn’t appear that maintaining the status quo on the board is likely to result in a substantially different outcome for shareholders. Though some developments give us cause to be optimistic, we believe the board could be improved with the addition of new directors who posses [sic] relevant industry experience and aren’t beholden to the influence of Mr. Burkle or Yucaipa.”

Information relating to the above-named participants in this proxy solicitation is filed herewith as Exhibit 1.

STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT FILED BY OTK ASSOCIATES, LLC ON MAY 22, 2013 AND OTHER DOCUMENTS RELATED TO SOLICITATION OF PROXIES BY OTK ASSOCIATES, LLC AND ITS AFFILIATES FROM THE STOCKHOLDERS OF MORGANS HOTEL GROUP CO. FOR USE AT THE 2013 ANNUAL MEETING OF MORGANS HOTEL GROUP CO. BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH MATERIALS ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV OR BY CONTACTING THE PARTICIPANTS’ PROXY SOLICITOR, OKAPI PARTNERS, TOLL FREE AT (877) 869-0171, OR BY EMAIL TO INFO@OKAPIPARTNERS.COM. SUCH MATERIALS ARE ON FILE WITH THE SECURITIES AND EXCHANGE COMMISSION AND ARE BEING DISSEMINATED TO STOCKHOLDERS BEGINNING MAY 22, 2013.

EXHIBIT 1

Direct and indirect interests of participants in the solicitation.

Participant	Securities of Morgans Hotel Group Co. beneficially owned	Other Interests

OTK Associates, LLC	4,500,000 common shares
John Dougherty	None
Jason Taubman Kalisman	None	Mr. Kalisman is currently a director of Morgans Hotel Group Co.
Mahmood Khimji	None
Jonathan Langer	None
Andrea Olshan	None
Michael Olshan Robert S. Taubman	4,500,000 common shares* 4,500,000 common shares*
Parag Vora	None

*Mr. Olshan and Mr. Taubman are managers of OTK Associates, LLC. Any actions taken by OTK Associates, LLC are taken by, or with the written consent of, Mr. Olshan and Mr. Taubman. As a result, Mr. Olshan and Mr. Taubman may be deemed to share voting and investment power over the common shares of Morgans Hotel Group Co. beneficially owned by OTK Associates LLC.